Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510

News Release

For release: Immediately
For further information contact: Paul McPartlin


TECH/OPS SEVCON REPORTS BETTER SECOND QUARTER SALES AND PROFITS
Southborough, Mass. May 2, 2006..... Tech/Ops Sevcon, Inc. (AMEX symbol TO)
reported net income of $342,000, or $.11 per share, for the second fiscal quarter ended April 1, 2006. Net income increased by 99% from $172,000 in the comparable period last year. Basic and fully diluted net income was $.11 per share, an increase of $.06 per share compared with the second quarter of last year. Sales in the second quarter were 6% ahead at $8,562,000 compared to $8,094,000 for the second quarter of last year. Volumes shipped were 11% ahead of the prior year period, partially offset by foreign currency fluctuations which caused a decrease in reported revenues of $445,000, or 5%.

Operating income for the second quarter was $562,000, an increase of $277,000, or 97%, compared to the second quarter of last year. Gross profit increased by $191,000 compared to last year. The benefit of higher volumes was partially offset by lower margins on new products in the aerial lift market and by adverse foreign currency fluctuations. Operating expense for the second quarter was $86,000 lower than the same period last year.

For the six month period, net income was $502,000, or $.16 per diluted share, compared to $192,000, or $.06 per diluted share last year. Revenues in the first six months of fiscal 2006 were $16,383,000, an increase of $747,000, or 5%, compared to last year. Foreign currency fluctuations resulted in an $825,000 decrease in reported sales. Volumes were 10% ahead of the prior year. Gross profit increased by $396,000 due to increased volumes, less the adverse impact of foreign currency fluctuations. Operating expenses were $105,000 lower than last year, with higher spend on sales and engineering more than offset by the impact of foreign currency fluctuations. Operating income for the six-month period was $806,000, an increase of $501,000, or 164%, compared to $305,000, in the first half of the prior year. Foreign currency fluctuations decreased year-to-date reported operating income by $40,000 compared to the same period last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.



Second Quarter 2006 Financial Highlights (unaudited)
 (in thousands except per share data)
                            Three months ended      Six months ended
                            ------------------      ----------------
                            April 1    April 2     April 1    April 2
                               2006       2005        2006       2005
                            =======    =======     =======    =======
Net sales                    $8,562     $8,094     $16,383    $15,636
                            =======    =======     =======    =======
Operating income                562        285         806        305
Income before income taxes      525        265         771        295
Net income                   $  342     $  172     $   502    $   192
                            =======    =======     =======    =======
Basic income per share       $  .11     $  .05     $   .16    $   .06
                            =======    =======     =======    =======
Diluted income per share     $  .11     $  .05     $   .16    $   .06
                            =======    =======     =======    =======
Cash dividend per share      $  .03     $  .03     $   .06    $   .06
                            =======    =======     =======    =======
Average shares outstanding    3,141      3,125       3,134      3,125
                            =======    =======     =======    =======

Summarized Balance Sheet Data                     (in thousands of dollars)

                                            April 1, 2006    September 30,2005
                                            (unaudited)      (derived from
                                                                 audited
                                                                statements)
                                           ===============   =================
Cash, and cash equivalents                         $ 1,027             $ 1,130
Receivables                                          6,122               6,193
Inventories                                          4,925               3,737
Prepaid expenses and other current assets            1,206                 915
                                            --------------    ----------------
     Total current assets                           13,280              11,975
Long-term assets                                     4,400               4,471
                                            --------------    ----------------
Total assets                                       $17,680             $16,446
                                           ===============   =================

Other current liabilities                          $ 6,783             $ 5,824
Deferred taxes                                          33                  33
Stockholders' investment                           $10,864             $10,589
                                            --------------    ----------------
Total liabilities and stockholders' investment     $17,680             $16,446
                                           ===============   =================